August 2, 2006                                      Mayer, Brown, Rowe & Maw LLP
                                                                   1675 Broadway
                                                   New York, New York 10019-5820

Capmark Mortgage Securities Inc.                         Main Tel (212) 506-2500
200 Witmer Road                                          Main Fax (212) 262-1910
Horsham, Pennsylvania  19044                              www.mayerbrownrowe.com

Ladies and Gentlemen:

     We have acted as your counsel in connection with the preparation of the
Registration Statement on Form S-3 (the "Registration Statement"), and the
Prospectus and the form of Prospectus Supplement forming a part thereof
(collectively, the "Prospectus"), to be filed by you with the Securities and
Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on August 2, 2006. The Registration Statement and the
Prospectus relate to the offer and sale of Mortgage Pass-Through Certificates
(issuable in series) (the "Certificates") to be created and issued pursuant to one or more Pooling and Servicing Agreements to be entered into between you, one or more trustees and Capmark Finance Inc. or possibly another entity as the master servicer and/or special servicer (collectively, the "Agreement") as described in the Registration Statement. We have examined the Registration
Statement, the Prospectus and such other documents as we have deemed necessary or advisable for purposes of rendering this opinion. Except as otherwise indicated herein, all terms defined in the Prospectus are used herein as so defined.

     We have assumed for the purposes of the opinion set forth below that the
Certificates will be issued in series created as described in the Registration
Statement and that the Certificates will be sold by you for the reasonably equivalent consideration. We have also assumed that the Agreement and the
Certificates will be duly authorized by all necessary corporate action and that the Certificates will be duly issued, executed, authenticated and delivered in accordance with the provisions of the Agreement. In addition, we have assumed that the parties to each Agreement will satisfy their respective obligations thereunder. We express no opinion with respect to any series of Certificates for which we do not act as counsel to you.

     On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that when a Pooling and
Servicing Agreement for a series of Certificates has been duly and validly authorized, executed and delivered by the Depositor, the Master Servicer, the
Special Servicer and the Trustee, and the Certificates of such series have been duly executed, authenticated, delivered and sold as contemplated in the
Registration Statement, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits of such Pooling and Servicing Agreement.

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    Mayer, Brown, Rowe & Maw LLP operates in combination with our associated
       English limited liability partnership in the offices listed above.

Capmark Mortgage Securities, Inc.
August 2, 2006

     We hereby consent to the filing of this letter as an exhibit to the
Registration Statement and to the references to this firm under the heading
"Legal Matters" in the Prospectus forming a part of the Registration Statement, without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP